Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jennifer L. Taylor Eye Care Centers of America, Inc. 210-524-6618 e-mail to: jetaylor@ecca.com

HVHC CONSUMMATES REFINANCING TRANSACTION

San Antonio, Texas (January 6, 2010) — On December 31, 2009, HVHC Inc. (“HVHC”) consummated a refinancing transaction by entering into a credit agreement with a syndicate of lenders led by PNC Bank, National Association. A portion of the proceeds of initial borrowings under the credit agreement was used to refinance all of HVHC and its subsidiaries’ then outstanding debt, including to redeem all of Eye Care Centers of America, Inc.’s (“ECCA”) outstanding 10 3/4% Senior Subordinated Notes due 2015 and the related Guarantees (the “ECCA Notes”), and to satisfy all outstanding obligations under ECCA’s credit agreement dated March 1, 2005 with a syndicate of financial institutions, including JPMorgan Chase Bank, N.A., as administrative agent. HVHC is the sole shareholder of ECCA Holdings Corporation, and ECCA Holdings Corporation is the sole shareholder of ECCA.

“HVHC’s new credit agreement will better support the key business strategies of HVHC and its subsidiaries, enabling them to achieve additional operational efficiencies and build a fully integrated vision company,” said David L. Holmberg, Chairman and Chief Executive Officer of ECCA and President and Chief Executive Officer of HVHC. “The terms and conditions of the new financing are favorable to HVHC and its subsidiaries, and will allow HVHC to strengthen its overall financial position and enhance its ability to achieve its financial and operational objectives,” said Michael J. Kincaid, Executive Vice President, Chief Financial Officer and Treasurer of HVHC.

As a result of this transaction, ECCA will cease filing any further periodic reports with the Securities and Exchange Commission. The ECCA Notes are governed by that certain Indenture, dated February 4, 2005, between ECCA, as issuer, the subsidiary guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as trustee. Since May 3, 2005, ECCA has filed periodic reports with the SEC pursuant to its contractual obligation under the Indenture. In connection with the consummation of the transactions contemplated by the credit agreement, ECCA called for the redemption of all of the ECCA Notes on February 16, 2010, and a portion of the proceeds of the initial borrowings under the credit agreement was deposited with the trustee on December 31, 2009 to effect such redemption. The foregoing actions have effectively terminated the Indenture, including ECCA’s contractual obligation to file any further periodic reports with the SEC.

As a wholly-owned subsidiary of HVHC, ECCA operates and/or manages more than 430 optical retail stores in 36 states. ECCA offers frames, lenses, accessories and sunglasses in retail operations under 11 regional chains, each a recognized leader in its respective market. ECCA employs over 6,000 people throughout the United States. In addition, 89 other optical retail stores are operated by other subsidiaries of HVHC, including locations in New York, New England and Pennsylvania. For more information about Eye Care Centers of America, Inc., visit www.ecca.com.

HVHC, through its wholly-owned direct and indirect subsidiaries and international joint ventures, is an integrated vision company. HVHC is a privately-held, for-profit holding company for a portfolio of vision companies, including, among other companies, Davis Vision, Inc., Viva Optique, Inc. and Eye Care Centers of America, Inc. HVHC operates under three distinct lines of business: Retail, Managed Vision Care, Brands.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this report which are not historical facts contain forward-looking information with respect to plans, projections or future performance of ECCA, the occurrence of which involve certain risks and uncertainties detailed in ECCA’s filings with the Securities and Exchange Commission.

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